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                                                                   EXHIBIT 10.33




                                               November 15, 1999


Dear Greg:

     This letter sets forth the terms of our agreement concerning your employment with Borders Group, Inc. (the "Company") and payments that may be due you in the event of termination of your employment.

     1. You will serve as President and Chief Executive Officer of the Company and, subject to your annual election by the shareholders, a member of the Board of Directors. You will commence employment on November 15, 1999, and will report to the Chairman of the Board of Directors of the Company.

     2. Your office will be at the Company's Corporate Office in Ann Arbor, Michigan. The Company will reimburse you for relocation expenses in accordance with its Relocation Policy, a copy of which has been provided to you. We will provide temporary housing for you in Ann Arbor until next summer, when your family plans on moving to Ann Arbor, and will reimburse you for the cost of weekend travel between Chicago and Ann Arbor in the interim. This will confirm that our Relocation Policy includes reimbursement for your wife's trips to Ann Arbor to look for housing, as well as for the closing costs relating to your purchase of a home in the Ann Arbor area.

     3. Your base salary will be $650,000 per year. In addition, to account for the ABS retention amount that you have "earned" to date, you will receive, on your employment commencement date, a cash payment of $200,000.

     4. You will be eligible for a "stretch" bonus of $650,000 per year if the Company meets plan for the applicable year. Your bonus for fiscal 1999 will be prorated based upon the percentage of fiscal 1999 during which you are employed by the Company.

     5. You will be granted the following stock options under the Borders Group, Inc. Stock Option Plan (the "Stock Option Plan") on November 15, 1999:

     a.   an option for 275,000 shares; and

     b. an option for each share that you purchase pursuant to paragraph 6 below.

These options will have an exercise price equal to the fair market value on the date of grant (i.e., the closing price on November 12, 1999), and will have 100% "cliff" vesting after three years. The options described in paragraph 5a will have a term of 10 years and those described in paragraph 5b will have a term of 5 years.

In addition, recommendations will be made to the Compensation Committee that you receive annual grants of 60,000 shares per year commencing one year following your employment commencement date, subject to the availability of sufficient shares under the Stock Option Plan for your grant and those of other officers of the Company. Unless you otherwise agree, the recommendations to the Compensation Committee will be that these options have (i) an


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exercise price equal to the fair market value on the date of grant; (ii) 100%
"cliff" vesting after three years; and (iii) a term of 10 years.

     6. You may utilize up to $1,000,000 to purchase restricted shares in accordance with the Company's Management Stock Purchase Plan. The purchase price for these shares will be 80% of the fair market value on your employment commencement date (with fair market value being defined as the closing price on November 12, 1999), and the shares will be restricted for three years. If your employment terminates prior to the expiration of the restriction period, your pay out will be in accordance with the terms of the Plan.

     7. You will participate in the Company's Savings Plan and medical, dental and other welfare plans on the same basis as other salaried employees, and will be entitled to four weeks of paid vacation.

     8. You will not serve as a director of any other company or institution except with the approval of the Chairman of the Board of the Company.

     9. If your position with the Company is terminated at any time by the Company for a reason other than for Cause or Disability (as hereinafter set forth in paragraph 10 or 11), or if you terminate your position with the Company at any time for Good Reason (as set forth in paragraph 12), you will be entitled to a severance payment equal to two times the sum of (i) your annual base salary at the time of termination plus (ii) the on-plan (i.e., "stretch") bonus targeted for you for the fiscal year in which termination occurred. This payment will be made in equal monthly installments during the twenty-four month period (the "Severance Period") commencing with the month following termination. You shall have no obligation to seek other employment during the first 12 months of the Severance Period (the "Initial Severance Period") and the obligation to make severance payments to you during the Initial Severance Period will not be affected by any compensation that you may receive during such period. You agree that you will use reasonable efforts to seek other employment during the balance of the Severance Period (the "Remaining Severance Period") and that, to the extent that you earn cash compensation from other employment during the Remaining Severance Period, the obligation to make payments to you during the Remaining Severance Period shall be correspondingly reduced; provided, however, that the decision whether to enter into other employment during either the Initial Severance Period or the Remaining Severance Period shall be solely yours. Except for benefits that may be due you under any of the Company's benefit plans providing benefits after termination of employment in accordance with the terms of such plan, the payments provided for herein during the Severance Period shall be the exclusive payments due to you for any reason in the event your employment with the Company is terminated, and you shall not otherwise be entitled to any payments or benefits.

     10. Your position with the Company may be terminated by the Company for "Cause" only by written notice given to you after action by a majority of the members of the Board of Directors of the Company and only within ninety days after the later of the occurrence of the Company learning of one of the following events:

     (a) Your conviction of a felony, or of a misdemeanor involving the money or property of the Company or any subsidiary;

     (b) Your willful an continued failure without proper cause to substantially perform the duties and responsibilities of your position or to comply in all material respects with the material written policies or directives of the Company, which failure shall not be
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          remedied within twenty-one days after written notice thereof from the
          Company to you;

     (c) You shall have willfully engaged in misconduct that materially damages or injures the reputation of the Company or any subsidiary; or

     (d) You shall have been guilty of gross negligence in the performance of your duties and responsibilities.

For purposes of this paragraph 10, no act or failure to act, on your part shall be deemed to be "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that such act or omission was in the best interest of the Company.

     11. Your position with the Company shall be terminated by the Company for "Disability" if you shall be unable to perform your duties and responsibilities by reason of a specific mental or physical illness or injury and such inability shall have existed for an aggregate of at least 180 days in the twelve month period.

Any question as to the existence of a Disability as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and you shall be final and conclusive for all purposes of this agreement.

     12. Your position with the Company may be terminated by you for "Good Reason" only if you give written notice of such termination to the Company within 90 days after the occurrence of any one of the following events:

     (a) At any time during the term of your employment with the Company your base salary, your bonus and incentive compensation potential and benefits are in the aggregate, less favorable than that provided to other senior executives of the Company or its subsidiaries or your rate of base compensation, or the basis on which your incentive compensation is awarded, is changed without your consent in a manner adverse to you other than for Cause; provided, however, that there shall be no obligation to increase your rate of base compensation or to pay you minimum bonuses except those specifically agreed to by the Company in writing (as long as the method of determining your entitlement to bonuses is not changed in a manner adverse to you);

     (b) Your authority or responsibilities are significantly diminished without your consent or you are required to report to any person other than the Chairman of the Board of Directors of the Company or the Board, other than for Cause or unless you become Disabled;

     (c) Your being required, without your consent, to perform your duties at a location other than the Company's principal executive offices in Ann Arbor, Michigan (other than as a result of normal business travel requirements);

     (d) A Change in Control of the Company, as defined in the Stock Option Plan; or
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     (e)  Any failure of the Board to nominate you, or of the shareholders to elect you, to serve as a director of the Company.

     13. Any dispute that may exist respecting (i) the interpretation or application of any provision of the agreement (including, without limitation, the provisions of this paragraph) or (ii) your entitlement to payments or other benefits after termination of your employment shall be resolved by arbitration in Detroit, Michigan in accordance with the rules of the American Arbitration Association and judgment on the award may be entered in any court having jurisdiction. If your position in any such dispute is sustained in the arbitration, the Company will pay or reimburse you for your expenses in connection with the resolution of such dispute (including, without limitation, counsel fees and disbursements and other charges).

     Please confirm your agreement by signing below and retain one copy for your records.

                                  Sincerely,

                                  BORDERS GROUP, INC.


                                  By: /s/ ROBERT F. DiROMUALDO
                                     -------------------------
                                        Robert F. DiRomualdo
 Agreed:


     /s/  GREGORY P. JOSEFOWICZ
-------------------------------------
         Gregory P. Josefowicz